Exhibit 99.1
P R E S S  R E L E A S E
WESTWOOD ONE REORGANIZES EXECUTIVE MANAGEMENT TEAM
— Rod Sherwood, appointed President of Westwood One
— Gary Schonfeld named President, Network Division
— Steven Kalin promoted to President, Metro Networks Traffic Division
New York, NY – October 20, 2008 – Westwood One, Inc. (NYSE:WON) announced the reorganization of its executive management team effective today.  The changes were initiated by the Board to create direct leadership for each of the two core business units – the radio Network Division and the Metro Networks Traffic Division — and a renewed focus on the Company’s radio business.
In the management reorganization, Westwood One named Rod Sherwood as President of Westwood One. Mr. Sherwood joined the Company in September 2008 as its Chief Financial Officer, and will also continue in that position.  The Company also appointed Gary Schonfeld President, Network Division and named Steve Kalin President, Metro Networks Traffic Division.
Mr. Sherwood will oversee all operations of the Company along with Gary Schonfeld and Steven Kalin and (i) drive the implementation of the Company’s detailed business plan, including its revenue improvement initiatives and cost re-engineering program; and (ii) lead financing discussions to optimize the capital structure.
Mark Stone, Vice Chairman of Westwood One and Senior Managing Director & President, Operations of The Gores Group, stated, “These management changes were made to create clear lines of authority and responsibility to drive performance in each of the Network Division and Metro Traffic. These two businesses are the largest players in the industry and require direct oversight– The Network Division is the largest independent provider of radio programming and Metro Traffic is the largest provider of traffic information in the U.S.” Mr. Stone continued, “We are enthusiastic about the same investment thesis that supported our initial $100 million investment in the Company and are pleased to have supported the company financially, strategically and operationally.”
Mr. Sherwood has a 30 year career that demonstrates success across industry sectors.  Prior to joining Westwood One, Mr. Sherwood served as Chief Financial Officer, Operations of The Gores Group, LLC, a private equity firm based in Los Angeles. At The Gores Group, he was responsible for leading the financial oversight of all Gores portfolio companies.  Mr. Sherwood has substantial operational and financial experience which includes positions at Gateway (CFO), Opsware (CFO and head of internal operations), Chrysler Corporation and Hughes Electronics Corporation, where he was President and General Manager of Spaceway (broadband services) and EVP of DIRECTV International.
Mr. Schonfeld is a radio industry veteran. He co-founded radio network MediaAmerica in 1987 and served as its President until its acquisition by Jones Media Group in July 1998, whereupon he became the President of Jones MediaAmerica. Schonfeld served in that position until the acquisition of Jones Media Group by Triton Radio Network in June 2008. Prior to founding MediaAmerica, Mr. Schonfeld served as Vice-President Eastern Sales Region for Westwood One.

Mr. Kalin joined Westwood One in July 2008 as Chief Operating Officer. He will directly oversee the operations of the Metro Networks Traffic Division, including the implementation of the recently announced re-engineering plan. Mr. Kalin has 20 years of media experience encompassing both traditional and digital platforms and strategic, business development and operational roles.
The new management team will capitalize on the experience and expertise of the Westwood One sales team to build upon the Company’s long-standing relationships with advertising agencies and clients throughout the country.  Westwood One also will continue to develop and grow its relationships with its affiliated radio and television stations and programming partners.
Westwood One Chairman Norm Pattiz added, “The Board is extremely pleased with this dedicated team of radio industry veterans and experienced executives and our new organizational structure. We are excited that we will be able to leverage Rod Sherwood and Steve Kalin’s talents in their new roles and that Gary Schonfeld has joined the team. Gary has extensive experience in and historical knowledge of the network radio business. This team will enhance Westwood’s industry-leading position and continue to make real changes at the Company.”
As part of the changes to the executive team, the Company announced that Tom Beusse, Westwood One’s current President and Chief Executive Officer, has resigned his position to pursue other opportunities.  Mr. Pattiz said, “We thank Tom for his vision and guidance in what has been an important transition for Westwood into an independently-managed content company. Mr. Beusse made significant contributions to the business and we wish him well in his future endeavors.”
About Westwood One
Westwood One (NYSE: WON) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. The Company provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Networks division, Westwood provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. The Company also provides digital and other cross platform delivery of its network and Metro content. For more information please visit www.westwoodone.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in revenue; our ability to raise additional capital or refinance our senior credit agreement; our ability to execute our growth strategy; trends in audience and inventory delivered by our affiliated radio stations, and competition in the media industry; changes in economic conditions in the U.S. and in other countries in which the Company currently does business (both generally and relative to the broadcasting and media industry); advertiser spending patterns; changes in the level of competition for advertising dollars; and fluctuations in programming costs. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007.

Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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INVESTOR CONTACT:
Rod Sherwood
(212) 373-5311
MEDIA CONTACT:
Chenoa Taitt
(212) 223-0682